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EXHIBIT 21.1

SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

4376zone.com Limited
Arcadia Jewellery Limited
Asean Gold Limited
Beijing Sai Long Jewellery Co., Ltd.
Cyber Bizport Limited
Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd.
Excel Access Limited
Hong Kong Man Sang Investment Ltd. (Formerly known as Wealth-In Investment Ltd.) Intimex Business Solutions Company Limited
M.S. Collections Ltd. (Formerly known as Hong Kong Man Sang Investments Ltd.) M.S. Electronic Emporium Limited
Man Hing Industry Development (Shenzhen) Co., Ltd.
Man Sang Development Company Limited
Man Sang Enterprise Ltd.
Man Sang Innovations Limited
Man Sang International (B.V.I.) Limited
Man Sang International Limited
Man Sang Jewellery Company Limited
Market Leader Technology Limited
Peking Pearls Company Limited
Sokeen Limited
Swift Millions Limited
Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.